Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-285204) and S-8 (Nos. 333-171260, 333-202598, and 333-256217) of Novanta Inc. of our report dated February 28, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 18 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's 2024 annual report on Form 10-K, as to which the date is February 25, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 23, 2026